EXHIBIT 99.1

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com

MEMORANDUM

DATE:	November 19, 2004

TO:	Members of the Board of Directors and Executive Officers

FROM:	Stormy Dean, Vice President — Corporate Services & Tax Planning
Joey Patterson, Vice President — Human Resources

RE:	infoUSA Inc. 401(k) Plan Black-out Notice

As a director or executive officer of infoUSA Inc. (“infoUSA”) you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain securities transactions by insiders during pension plan black-out periods. This memorandum is to notify you of an impending black-out period under the infoUSA, Inc. 401(k) Plan.

The black-out period will occur in connection with the merger of the OneSource 401(k) Plan into the infoUSA Inc. 401(k) Plan (the “Plan”). During the black-out period, participants in the Plan will be temporarily unable to: (1) obtain account balances, (2) request a loan or a withdrawal, (3) change their investment elections for new deposits and/or change current investment holdings, including directing or diversifying investments into or out of infoUSA common stock, or (4) change their current salary deferral percentage.

The black-out period is expected to commence at 4:00 pm on December 24, 2004 and is expected to end January 17, 2005.

During the black-out period, you are prohibited from purchasing, selling, or otherwise acquiring or transferring infoUSA common stock or its derivatives.

•	The class of equity affected by this black-out period is infoUSA common stock, which is the only outstanding class of stock of infoUSA.

•	This prohibition applies to any direct or indirect pecuniary interest you may have in such securities, such as infoUSA common stock held by immediate family members living with you, common stock held in trust, or common stock held by controlled partnerships or corporations.

•	This prohibition will prevent you from exercising stock options during the black-out period, even if you plan to hold the shares and not sell them in the public market.

•	This prohibition applies without regard to whether you participate in the Plan, or whether your transactions are inside or outside the Plan.

Upon termination of the pension plan black-out period, you will be permitted to resume transactions in such securities in accordance with the standard policies of infoUSA.

If you have any questions regarding this notice, please contact Stormy Dean by telephone at 1-402-593-4505 or in writing at 5711 South 86th Circle, PO Box 27347, Omaha, NE 68127-0347.